                                                                     EXHIBIT 2.2


                                 AGREEMENT AMONG

(1)  PACIFICNET STRATEGIC INVESTMENT HOLDINGS LIMITED, AND PACIFICNET INC.
(2)  CHEER ERA LIMITED
(3)  APEX LEGEND LIMITED
(4)  SHEK, HIU HUNG
(5)  SUNG, SAU CHUN
(6)  CHENG, WAI SHUN WILSON

                     FOR THE SALE AND PURCHASE OF SHARES IN
                                CHEER ERA LIMITED


THIS AGREEMENT is made on April 7, 2004.

AMONG:

(1) PACIFICNET STRATEGIC INVESTMENT HOLDINGS LIMITED (Chinese Company Name "chinese characters here"), a company existing under the laws of the British Virgin Islands whose principal place of business is at Room 2710, Hong Kong Plaza, 188 Connaught Road West, Hong Kong. (hereafter referred as the "PURCHASER"). The Purchaser is a wholly owned subsidiary of PacificNet Inc. ("PACT"), a company incorporated under the laws of the State of Delaware in the United States of America whose principal office is situate at 860 Blue Gentian Road, Suite 360, Eagan, MN 55121-1575, the United States of America, the shares of which are listed on the NASDAQ stock exchange in the United States of America under the trading symbol of "PACT".

(2) CHEER ERA LIMITED (Chinese Company Name "chinese characters here" and Business Name "VIDEO CLUB INTERNATIONAL"), a company incorporated in Hong Kong SAR whose principal place of business is Flat C, 19/F, Mai Wah Industrial Building, 1-7 Wah Sing Street, Kwai Chung, N.T., Hong Kong (hereinafter referred to as the "COMPANY");

(3)    SHEK, HIU HUNG (HK ID: H448226(5)) and CHENG, WAI SHUN WILSON (HK ID:
       D631835(6))whose principal place of business is at Flat C, 19/F, Mai Wah Industrial Building, 1-7 Wah Sing Street, Kwai Chung, N.T., Hong Kong (hereinafter jointly referred to as the "WARRANTOR"); and

(4) APEX LEGEND LIMITED, a company existing under the laws of the British Virgin Islands whose principal place of business is Flat C, 19/F, Mai Wah Industrial Building, 1-7 Wah Sing Street, Kwai Chung, N.T., Hong Kong (hereinafter jointly referred to as the "SELLER").


WHEREAS:

A. The Company is a private company incorporated under the laws of Hong Kong SAR whose principal place of business is Flat C, 19/F, Mai Wah Industrial Building, 1-7 Wah Sing Street, Kwai Chung, N.T., Hong Kong.

B. The Company has an authorized capital of HKD 10,000, representing the entire capital of the Company (the "SHARES"), and is beneficially owned by shareholder as set out in Part I of Schedule 1.

C. The Company owns an operation that engages in the development, manufacturing, and marketing of digital multimedia entertainment kiosks with the Trademark Video Club and the domain name videoclub.com.hk. (the "Business");

D. The Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from Seller the SALE SHARES; and in addition the Company agrees to issue to the Purchaser, and the Purchaser agrees to subscribe from the Company the Subscription Shares (details of which are set out in Part II of Schedule 1), all upon the terms and subject to the conditions set forth herein.

E. The Purchaser requires the Warrantor to give such representations, warranties, covenants and undertakings as are set out herein as a condition to the Purchaser's entry into this Agreement.

 NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:


1.     INTERPRETATION

1.1 The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals and Schedules.

2.2 In this Agreement except where the context otherwise requires the following words and expressions shall have the following meanings:

"BVI"                    The British Virgin Islands;

"COMPLETION"             completion of the sale and purchase of the Sale Shares
                         in accordance with Clause 5 of this Agreement;

"COMPLETION DATE"        March 31, 2004 on or before 6 p.m. Hong Kong Time (or
                         such later date as the parties shall agree in writing);

"CONDITIONS"             the conditions contained or referred to in Clause 4;

"CONSIDERATION"          the consideration payable for the sale and purchase of
                         the Sale Shares and the subscription of the Subscription Shares to the COMPANY to the Company pursuant to Clause 3 [as adjusted by clause 6];

"HONG KONG"              Hong Kong Special Administrative Region of the PRC;

"HK$"                    Hong Kong dollars;

"NET INCOME"             means, for any period, based on the management accounts
                         of the Company, all revenues, income, earnings or cash flow of any kind or description received during such period by the Company minus all costs, expenses and taxes paid (whether income, corporate, sales or otherwise to the relevant tax authorities) paid or incurred during such period by the Company in the ordinary course of its business, together with amounts used to replenish and fund the reserves (if any) in accordance with the US GAAP;

 "PACT SHARES"           Ordinary shares of PacificNet Inc. (NASDAQ:PACT);

"PRC" People's Republic of China, for the purpose of this agreement, excluding Hong Kong, Taiwan and the Macau of Special Administrative Region of the PRC;

"SALE SHARES"            the 100 ordinary shares of HK$1.00 each in the capital
                         of the Company (being (10%) of the entire issued share capital of the Company enlarged by the allotment and issue of the Subscription Shares) such shares being beneficially owned by and registered in the name of the Seller in the proportions inter se set out in Part I of
                         Schedule 1;

"SUBSCRIPTION SHARES"    the 200 new ordinary shares of HKD$1.00 each in the
                         capital of the Company (being (20%) which together with the Sale Shares, being 30% of entire issued share capital of the Company enlarged by the allotment and issue of the Subscription Shares) to be issued to the Purchaser;

"US$"                    United States dollars;

"UNITED STATES"          United States of America;

1.3 Words and phrases (not otherwise defined in this Agreement) the definitions of which are contained or referred to in the Companies Ordinance (Cap. 32) shall be construed as having the meanings thereby attributed to them.

1.4 References in this Agreement to ordinances and to statutory provisions shall be construed as references to those ordinances or statutory provisions as respectively as modified (on or before the date hereof) or re-enacted (whether before or after the date hereof) from time to time and to any orders, regulations, instruments or subordinate legislation made under the relevant ordinances or provisions thereof and shall include references to any repealed ordinance or provisions thereof which has been so re-enacted (with or without modifications).

1.5 The headings are for convenience only and shall not affect the construction of this Agreement.

1.6 All representations, undertakings, warranties, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into jointly and severally.

1.7 Except where the context otherwise requires words denoting the singular include the plural and vice versa; words denoting any one gender include all genders; words denoting persons include incorporations and firms and vice versa.

1.8 Reference to clauses, sub-clauses, paragraphs and schedules are (unless the context requires otherwise) to clauses, sub-clauses, paragraphs and schedules of this Agreement.

1.9 The expressions the "Company", the "Seller" and the "Purchaser" shall unless the context requires otherwise shall include their successors, personal representatives and permitted assigns.

1.10   The schedules and appendices form part of this Agreement.

2.     SALE OF SHARES

2.1 Subject to the terms of this Agreement, the Seller shall sell as beneficial owner and the Purchaser (relying on the representations, warranties, agreements, covenants, undertakings and indemnities hereinafter referred to) shall purchase the SALE SHARES free from all options, liens, charges, pledges, claims, agreements, encumbrances, equities and other third party rights of any nature whatsoever and together with all rights of any nature whatsoever now or hereafter attaching or accruing to it including all rights to any dividends or other distribution declared paid or made in respect of them after the date of this Agreement.

2.2 Subject to and upon the terms and conditions of this Agreement, the Purchaser shall subscribe for and the Company shall allot and issue the Subscription Shares free from all options, liens, charges, pledges, claims, agreements, encumbrances, equities and other third parties rights of any nature whatsoever subject to and upon the terms and conditions of this Agreement.

2.3 The Subscription Shares shall be allotted and issued fully paid, and shall rank pari passu in all respects among themselves and with the Shares in issue on the date of allotment and issue, including the right to receive all dividends, distributions and other payments made or to be made the record date for which falls on or after the date of such allotment and issue.

3.     CONSIDERATION

3.1 The Consideration below for the Sale Shares and Subscription Share shall be settled in accordance with the following provisions that the Purchaser will pay:
       (a) 149,459 Restricted PACT Shares (the "Escrow Shares") with a values of USD $771,208.44 (approximately HKD 6,000,001.66 using exchange rate of 1USD= 7.78 HKD) based on a $5.16 PACT Share Price, PAYABLE TO SELLERS FOR THE SALE SHARES, in accordance with the following:
              (i) Within 30 days of the signing of this agreement, purchaser shall deliver to the Escrow Agent (designated by the Purchaser) the Escrow Shares, to be held under the terms of an escrow agreement to be entered into with the Escrow Agent, being the remaining payment of the purchase consideration;

       b) USD $385,604.11 (approximately HKD 3,000,000 using exchange rate of 1USD= 7.78 HKD) PAYABLE TO THE COMPANY FOR THE SUBSCRIPTION SHARES within 30 days after the Completion as defined in Clause 5 of this Agreement, and;

       c) A Common Stock Purchase Warrant to purchase 80,000 shares ("Warrant Shares") of PACT Common Stock, par value $0.0001 per share to the Company or its nominee. The purchase price of one share of Common Stock (the "Exercise Price") under this Warrant shall be $6.00, exercisable within 3 years from the date of issuance.

3.2    In the event that:

       (a) the Purchaser fails to receive any required regulatory approvals by the SEC, NASDAQ, or fails to receive the approval of the Shareholders of PACT if required; or
       (b) the conditions set out in Clause 5 shall not have been fulfilled by the Completion Date or such other date as the parties hereto may agree in writing; or
       (c)    the transaction is not completed for any reason by April 30, 2004;

       the Escrow Agreement shall provide that the Escrow Shares shall be returned to the Purchaser within ten (10) days following the date on which the Purchaser rescinds this Agreement.

3.3    Escrow Arrangement for Consideration Shares

       The Warrantor hereby agrees and acknowledges that the total Consideration payable by the Purchaser is based on Warrantor's warranty in respect of the Net Income of the Company as described in this section. In this regard Warrantor hereby agrees to allow the Purchaser to appoint the Escrow Agent upon the terms of the Escrow Agreement in the agreed terms to hold all the Escrow Shares to be issued in accordance with the Escrow Agreement and this Agreement on Completion and Warrantor undertakes that it shall not either sell, transfer, charge, encumber, grant options over or otherwise dispose of, or of any legal or beneficial interest in any of the Consideration Shares until such part of the Consideration Shares are released by the Escrow Agent to Warrantor in accordance with the following schedule :

      -------------------------------------------------------- ---------------- ---------------------------------
      Release Date                                             Number of        Release Criteria based on
      (If receiving funds by March 31, 2004, assuming          Shares to be     Accumulated Net Income
      receipt by PACT Auditors of certification that the       Released
      auditor's review relating to Company and its business
      is acceptable and can be consolidated into PACT's
      audited accounts, balance sheet and financial
      statements, in accordance with the US GAAP.)
      -------------------------------------------------------- ---------------- ---------------------------------
      3.3.1.  45 days after closing.                           123,751
                                                               restricted
                                                               PACT Shares
      -------------------------------------------------------- ---------------- ---------------------------------

                                       4


      -------------------------------------------------------- ---------------- ---------------------------------
      3.3.2. Within 30 days from the receipt of the            6,427            Company has achieved Net Income
      Auditors certification of the Net Income for the 6       restricted       for the 6 months ending on June
      months ending on June 30, 2004.                          PACT Shares      30, 2004 not less than HKD 400,000.
      -------------------------------------------------------- ---------------- ---------------------------------
      3.3.3. Within 30 days from the receipt of the            6,427            Company has achieved Net Income
      Auditors certification of the Net Income for the 9       restricted       for the 3 months ending on
      months ending on September 30, 2004.                     PACT Shares      September 30, 2004 not less than
                                                                                HKD 500,000.
      -------------------------------------------------------- ---------------- ---------------------------------
      3.3.4. Within 30 days from the receipt of the            6,427            Company has achieved Net Income
      Auditors certification of the Net Income for the 12      restricted       for the 3 months ending on December
      months ending on December 31, 2004.                      PACT Shares      31, 2004 not less than HKD 600,000.
      -------------------------------------------------------- ---------------- ---------------------------------
      3.3.5. Within 30 days from the receipt of the            6,427            Company has achieved Net Income
      Auditors certification of the Net Income for the 3       restricted       for the 12 months ending on
      months ending on March 31, 2004.                         PACT Shares      December 31, 2004 plus the 3 months
                                                                                ending on March 31, 2005 not less
                                                                                than HKD 1,000,000.
      -------------------------------------------------------- ---------------- ---------------------------------
      TOTAL NUMBER of PACT Shares to be released from the      149,459          Company will be entitled to the
      Escrow                                                   restricted       entire escrow shares if it has
                                                               PACT Shares      achieved Net Income for the 12 months
                                                                                ending on December 31, 2004 plus
                                                                                the 3 months ending on March 31,
                                                                                2005 not less than HKD 2,500,000
      -------------------------------------------------------- ---------------- ---------------------------------

         Purchaser agrees that on the relevant release date (as referred to in the above schedule) the Seller or its nominee(s) will collect the relevant portion of the Escrow Shares from the Escrow Agent (if the Release Criteria has been met).

3.4    Net Income Warranty by Warrantor, Bonus Shares, and Penalty

         3.4.1    Warrantor warrants, represents and undertakes that:
                  (i) the total Net Income for the 12 months ending on December 31, 2004 plus the 3 months ending on March 31, 2005 ("First Term") will not be less than HKD 2,500,000.
                  (ii) the total Net Income of COMPANY for the period from April 1, 2005 to March 31, 2006 ("Second Term") will not be less than HKD 3,500,000.

         3.4.2    BONUS SHARES FOR ACHIEVING NET INCOME EXCEEDING THE PROFIT
                  GUARANTEE:
                  (i) Subject to Completion having occurred and the terms of this Agreement, after the end of First Term, within 30 days of the Auditors certification that the audited financial statements relating to COMPANY and its business is acceptable and can be consolidated into PACT's audited accounts, balance sheet and financial statements, in accordance with the US GAAP., the Company Shareholder shall be entitled to subscribe for and be issued and allotted the following number of Bonus Shares at par value based on the Net Income of the Company, according to the following formula: Number of Bonus Shares to be issued for First Term = (Net Income Amount in USD$ for First Term in excess of HKD 2,500,000) x 30%/(30-Day Volume Weighted Average Price of the Common Stock of PACT beginning from the day after the end of the First Term).
                  (ii)     The Number of Bonus Shares must not exceed
                           50,000 shares of the common stock of PACT.
                  (iii) Upon the Seller being entitled to subscribe for the relevant number of Bonus Shares pursuant to the above formula and payment of the par value on each Bonus Share to PACT, the Purchaser shall procure PACT to issue the relevant number of Bonus Shares to the Seller within 30 days of the Announcement of the First Term Result.

         3.4.3 PENALTY IN CASE OF SHORTFALL OF NET INCOME BELOW HKD 2,500,000 FOR THE PERIOD 12 MONTHS AFTER RECEIVING FUNDS: In the event that Company produces only a portion of the annual Net Income warranted by Warrantor for the 12 months after receiving funds, then Seller shall return to Purchaser the number of PACT shares equivalent to the dollar amount of the shortfall of the Net Income divided by US$6.00 (the original per share price of the PACT stock at the closing).

3.5 Purchaser will help to the Company to apply for a credit-line bank facility and Letter of Credits.

3.6 USE OF PROCEEDS: The cash from Purchaser to Company will be used for general operation mainly to acquire hardware components and for market development. Purchaser will appoint financial controller to Company.

3.7 In case of any stock split or reverse stock split by PACT, the number of PACT shares to be issued, awarded, or returned will be adjusted according to the stock split ratio.

3.8    Option Agreement for the Purchaser to Maintain 51% Ownership:
       All parties hereby agree that upon Completion, the Company shall immediately grant an option or warrant to the Purchaser to purchase additional shares at the consideration of price against net earning ratio of eight, in order for the Purchaser to maintain a 51% ownership in the Company before the event of any share dilution. Such option or warrant shall be exercisable before any share dilution caused by any new issuance of shares by the Company for the purpose of fund raising, private placement, public offering, or other corporate activity, after one year and within two years after the Completion.

4      CONDITIONS

4.1    Any of the obligation of Purchaser hereunder is conditional upon:

       4.1.1 the Purchaser being satisfied in its sole and absolute discretion with the results of a legal and financial due diligence review to be conducted by it on the Company;

       4.1.2 if required, the relevant stock exchange, government and securities authority and regulator in the United States granting listing of the PACT Shares to be issued herein;

       4.1.3 if required, a resolution at a meeting of the Directors of PACT approving this Agreement, the purchase of the Sale Shares and the Subscription of the Subscription Shares, creating and giving authority for the issue of the Escrow Shares, the implementation of the transactions contemplated hereunder and all other matters incidental hereto in accordance with the provisions of PACT's articles of association and Bylaws and such rules, regulations and laws in force from time to time in the United States and which apply to PACT;

       4.1.4 all amounts outstanding to the Seller by the Company have been either repaid to the Company or otherwise waived; and

       4.1.5 the Purchaser being satisfied that the accounts of the Company can be consolidated into PACT's pro-forma audited accounts, balance sheet and financial statement in accordance with the US GAAP.

4.2 The Seller and the Company undertakes to disclose in writing to the Purchaser anything which will or may prevent any of the conditions from being satisfied at or prior to Completion, as applicable, immediately upon the Seller and/or the Company becoming aware of such a situation.

4.3 From the date of this Agreement until Completion, except for the transactions described herein or otherwise with the prior written consent of the Purchaser:

       (a) The Seller and Warrantor warrants and undertakes that they will cause the Company to:

              (i) conduct its Business in the ordinary course and consistent with past practices;

              (ii) use its best efforts to maintain in full force and effect the existence of the Company;

              (iii) promptly and timely prepare and file any financial reports and franchise tax returns and pay all taxes and assessments, if any, required to maintain the existence of the Company;

              (iv) keep records in which true and correct entries will be made of all material transactions by and with the Company;

              (v) duly observe all material requirements of governmental authorities unless contested in good faith by appropriate proceedings with the consent of the Purchaser;

              (vi) promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company unless contested in good faith by appropriate proceedings with the consent of the Purchaser;

              (vii) at all times comply with the provisions of all contracts, agreements and leases to which the Company is a party, unless contested in good faith by appropriate proceedings with the consent of the Purchaser; and

              (viii) to use best endeavors to procure that the employees of the
                     Company at the date of this Agreement remain and continue as employees after completion;

       (b) The Seller and Warrantor warrants and undertakes to cause the Company not to:

              (i) modify its [Memorandum or Articles of Association] and [Bylaws];

              (ii)   cause or permit its liquidation or dissolution;

              (iii) institute, or permit to be instituted against it, any proceeding, which remains undismissed for a period of [30] days after the filing thereof, seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order or relief or the appointment of receiver, trustee or other similar official for it or for any substantial part of its property;

              (iv)   make a general assignment for the benefit of its creditors;

              (v) except as agreed in this Agreement or with consent of the Purchaser, declare or pay any dividend or make any distribution to any of its shareholders;

              (vi) issue, redeem, sell or dispose of, or create any obligation to issue, redeem, sell or dispose of, any shares of its capital stock (whether authorized but unissued or held in treasury);

              (vii)  effect any stock split, reclassification or combination;

              (ix) modify its agreements and other obligations with respect to its long-term indebtedness, including but not limited to its loan agreements, indentures, mortgages, debentures, notes and security agreements;

4.4 Until Completion, the Warrantor and the Company shall procure that the Purchaser, its agents and representatives are given reasonable access to such documents relating to the Company, as the Purchaser shall request reasonably request for the purpose of conducting its due diligence under this Agreement. The Company will also assist the Purchaser's auditor to complete the audit report of the Company in accordance with the US GAAP by April 20, 2004.

4.5 The Warrantor warrants, represents and undertakes that there shall have been no Material Adverse Change in the assets or the business, prospects, financial condition or results of operations of the Company.

4.6 The Purchaser shall be entitled to rescind this Agreement by notice in writing to the Seller and the Company, if prior to Completion it appears that any of the Warranties is not or was not true and accurate in any respects or if any act or event occurs which, had it occurred on or before the date of this Agreement, would have constituted a breach of any of the Warranties or if there is any material non fulfillment of any of the Warranties which (being capable of remedy) is not remedied prior to Completion.


5        COMPLETION

5.1 Subject to the terms of this Agreement and subject to the approval of the board of directors of the Purchaser, Completion shall take place pursuant to this clause at the offices of the Purchaser's Legal Counsel on the Completion Date.

5.2    Upon Completion the Seller and the Company shall:

       (a) deliver to the Purchaser:

              (i) duly completed and signed transfers of the Sale Shares by the registered holders thereof in favor of the Purchaser or as it may direct together with the relative bought/sold notes and share certificates;

              (ii) duly completed, executed and validly issued share certificates of the Sale Shares and the Subscription Share in favor of the Purchaser or as it may direct;

              (iii) certified true copies of the minutes of meetings of the Company's board of directors and shareholders approving the transfer of the Sale Share and the issuance and allotment of the Subscription Shares to the Purchaser.


6      REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1 The Company, Seller, and the Warrantor jointly and severally, represents, warrants and undertakes to the Purchaser (to the intent that the provisions of this clause shall continue to have full force and effect notwithstanding completion) that :

       6.1.1 each of the Warranties is true and accurate in all respects and not misleading at the date of this Agreement and will continue to be true and accurate in all respects and not misleading up to and including the Completion Date;

       6.1.2 the Company and the Seller have and will have full power and authority to enter into and perform this Agreement which constitute or when executed will constitute binding obligations on them in accordance with their respective terms;

       6.1.3 the Sale Shares and the Subscription Shares will constitute 30 percent of the entire issued and allotted capital of the Company, enlarged by the allotment and issuance of the Subscription Shares, on a fully diluted basis;

       6.1.5 there have been no options, warrants, pledges, bonds or any instrument or agreement of the like whatsoever granted to any third party by any of the Seller in favor of any third party in respect of any shares in the Company;

       6.1.6 there is and at completion will be no pledge, lien or other encumbrance on, over or affecting the Sale Shares and there is and at completion will be no agreement or arrangement to give or create any such encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing;

       6.1.7 the Seller will be entitled to transfer the full legal and beneficial ownership of the Sale Shares to the Purchaser on the terms of this Agreement without the consent of any third party;

       6.1.8 the Seller is an "accredited investor" as defined pursuant to Regulation D of the Securities Act of 1933, as amended. The Seller acknowledges that the Escrow Shares have not been registered and are "restricted securities";

       6.1.9 the Company listed in Part I of Schedule 2 are all the present subsidiaries of the Company;

       6.1.10 the information in Schedule 2 relating to the Company is true and accurate in all respects;

       6.1.11 the contents of the Disclosure Letter and of all accompanying documents are true and accurate in all respects and fully, clearly and accurately disclose every matter to which they relate;

       6.1.12 each of the Company and the Subsidiary are duly incorporated and validly existing in its relevant jurisdiction of incorporation;

       6.1.13 the Purchase will have the first right of refusal to purchase equity of Zhu Kuan ID Innovation Ltd. ("ZKIDI" or Chinese Name:
              "chinese characters here") at the same cost that the Seller or/and thE WARRantor or their affiliates might acquire from ZKIDI's 70% owner Harmony Asset;

       6.1.14 With the exception of third party software such as Microsoft, all software, know how, and all intellectual properties included in the Multimedia Kiosks are owned by the Company and the Seller. The Seller does hereby grant the Company perpetual and royalty free license of all their individual intellectual property rights, including but not limited to the patients granted and patients pending.

7      RESTRICTIONS

7.1 The Sellers and the Warrantors undertakes to the Purchaser that they shall not without the prior written consent of the Purchaser for a period of 2 years after Completion either solely or jointly with or on behalf of any other person, firm, company, trust or otherwise whether as director, shareholder, employee, partner, agent or otherwise:

       (a) carry on or be engaged or interested directly or indirectly in any capacity (except as the owner of shares or securities listed or dealt in on a stock exchange in Hong Kong, PRC, and USA or elsewhere held by way of investment only) in any business which shall be in competition within Hong Kong, PRC, and USA with the Company or its subsidiaries in the current business of the Company;

       (b) solicit or entice or endeavor to solicit or entice away from the Company or its subsidiaries any employee, officer, manager, consultant (including employees who are directors) of the Company or its subsidiaries or any persons whose services are otherwise made available to the Company or its subsidiaries;

       (c) deal with, canvass, solicit or approach or cause to be dealt with, canvassed or solicited or approached for business in respect of any trade or business carried on or service provided by the Company or its subsidiaries any person, firm or company who at Completion or within two years prior to Completion was a customer, supplier, client, representative, agent of or in the habit of dealing under contract with the Company or the Subsidiaries;

7.2    The Sellers and the Warrantors further undertake to the Purchaser that:

       (a) they will not at any time hereafter make use of or disclose or divulge to any person other than to officers or employees of the Company whose province it is to know the same any information relating to the Company or the subsidiaries other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction;

       (b) they will not at any time hereafter in relation to any trade, business or company use a name, or internet domain name including the word [or symbol, or logo design] ["Video Club"] or any similar word [or symbol] in such a way as to be capable of or likely to be confused with the name of the Company [or any subsidiary] and shall use all reasonable endeavors to procure that no such name shall be used by any person, firm or company with which [it is/they are] connected;

       (c) they will procure that its subsidiaries, holding company and any other affiliated companies and its employees will observe the restrictions contained in this Clause 7;

       (d) they shall not do anything which might prejudice the goodwill of the Company or its subsidiaries.

7.3 Each and every obligation under this clause shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part such part or parts as are unenforceable shall be deleted from this clause and any such deletion shall not affect the enforceability of all such parts of this clause as remain not so deleted.

7.4 The restrictions contained in this clause 7 are considered reasonable by the parties but in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted or the area of operation or the period of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective.

7.5    Nothing in this Clause 7 shall apply to:

       (a) the continuing involvement or any involvement by any of Seller or Warrantors in any business in which he is on the date of this Agreement directly or indirectly interested; or

       (b) the direct or indirect holding of any securities listed on a recognized stock exchange where the total voting rights exercisable at general meetings of the company concerned as represented by such holding do not exceed 10 per cent of the total voting rights attaching to the securities of the same class as that held by the Seller or a Warrantor;

       (c) the holding by the Seller or a Warrantor of any securities of any member of the Group; or

       (d) the use or disclosure of any information in the public domain (otherwise than in consequence of any breach by any of the Seller or Warrantors of any provisions of this Agreement).

8      RIGHT OF FIRST REFUSAL

8.1 Before any shares in the Company may be sold or otherwise transferred or disposed of by any of the Shareholders of the Company ("Selling Shareholder", including but not limited to the Seller), the Purchaser shall have a right of first refusal ("Right of First Refusal") to purchase such shares ("Offered Securities") in accordance with Clauses (8.2) and (8.3) below.

8.2 Before the transfer or disposal of any Offered Securities, the Selling Shareholder shall deliver to the Purchaser and the Company a written notice ("Transfer Notice") stating :-

       (a) the Selling Shareholder's intention to sell or otherwise dispose of such Offered Securities;
       (b) the name of each proposed purchaser or other transferee (a "Proposed Transferee");
       (c) the number of Offered Securities to be transferred to each Proposed Transferee; and
       (d) the cash price and/or other consideration for which the Selling Shareholder proposes to transfer the Offered Securities to the Proposed Transferee ("OFFERED PRICE").

       The Transfer Notice shall certify that the Selling Shareholder has received a firm offer from the Proposed Transferee(s) and in good faith believes a binding agreement for the Disposal is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed disposal. The Transfer Notice shall constitute an irrevocable offer by the Selling Shareholder to sell the Offered Securities to the Purchaser.

8.3 The Purchaser shall have a right, upon notice to the Selling Shareholder at any time within 15 calendar days after receipt of the Transfer Notice, to purchase all, any or a portion of such Offered Securities at (a) such price per share of the Offered Securities as (i) determined by an independent international appraiser experienced in the valuation of such shares and business of the Company as chosen by the Purchaser or (ii) the Offered Price, which ever shall be lower ("Purchaser Offer Price"); and
       (b) upon the same terms (or as similar as reasonably possible), upon which the Selling Shareholder is proposing or is to dispose of such Offered Securities, save the sale/purchase price shall be the Purchaser Offer Price, and the Selling Shareholder shall, upon receipt of the notice of purchase from the Purchaser, sell such Offered Securities to the Purchaser pursuant to such terms, with such closing to take place within 45 calendar days after delivery of the Transfer Notice ("Purchase Right Period").

8.4 If any of the Offered Securities proposed in the Transfer Notice to be transferred are not purchased by the Purchaser, then after expiry of the Purchase Right Period, the Selling Shareholder may sell or otherwise transfer or dispose of such Offered Securities which have not been purchased by the Purchaser at the Offered Price or at a higher price, provided that such sale or other transfer shall be completed and consummated within 45 days after the expiry of Purchase Right Period, and provided further that the Proposed Transferee agrees in writing that the provisions of this Agreement and any shareholder's agreement between the Purchaser and the Seller regulating their respective rights within the Company (if any) shall continue to apply to the Offered Securities that are transferred to the Proposed Transferee. If the Offered Securities described in the Transfer Notice are not transferred to the Proposed Transferee within such 45 day period, such Selling Shareholder will not transfer or dispose of any Offered Securities unless such securities are first re-offered to the Purchaser in accordance with Clauses (8.2) and (8.3) above.

Notwithstanding the procedures set forth above, if one Party wishes to transfer its ownership shares to its affiliate, the other Party shall promptly give consent to such proposed transfer and waive the right of first refusal. "Affiliate" shall mean any company which, through ownership of voting stock or otherwise, is controlled by, under common control with, or in control of, a Party; "control" shall mean ownership, directly or indirectly, of more than fifty percent (50%) of the securities having the right to vote for the election of directors in the case of a corporation, and more than fifty percent (50%) of the beneficial interests in the capital in the case of a business entity other than a corporation.

9      BOARD OF DIRECTORS, OPERATION AND MANAGEMENT

9.1 The board of directors of the Company shall be the highest authority of the Company and shall determine all major issues of the Company.

9.2 The board of directors of the Company shall be nominated by the shareholders and composed of Five (5) directors, 2 directors to be nominated by Purchaser and 3 directors to be nominated by the Seller.

9.3 The board of directors shall meet at least once every quarter. A Board meeting may be called by any director.

9.4 The Company shall establish an operation and management structure to be responsible for the daily operation and management of the Company. The Company officers shall include one (1) General Manager, one (1) Vice General Manager, and one Chief Financial Officer.

9.5 The task of the General Manager shall be to carry out the various resolutions of the board of directors of the Company and organize and direct the daily operation and management of the Company. The operation and management structure may consist of certain departments, the managers for which shall be responsible for the work of the relevant departments, handle matters delegated by the General Manager and the Vice General Manager, and report to the General Manager and the Vice General Manager.

9.6 In the event of graft or serious dereliction of duty, the General Manager and the Vice General Manager may be removed and replaced by the board of directors of the Company with a resolution at any time.

10     INDEMNITY

The Seller and the Warrantor will indemnify and will keep indemnified and save harmless the Purchaser (for itself and as trustee for the Company from and against any and all losses, claims, damages (including lost profits, consequential damages, interest, penalties, fines and monetary sanctions) liabilities and costs incurred or suffered by the Purchaser by reason of, resulting from, in connection with, or arising in any manner whatsoever out of the breach of any Warranties or covenants or the inaccuracy of any representation of the Seller or the Warrantor contained or referred to in this Agreement or in any agreement, instrument or document delivered by or on behalf of the Seller or the Warrantor in connection therewith including, but not limited to, any dimunition in the value of the assets of and any payment made or required to be made by the Purchaser or the Company or any Subsidiary and any costs and expenses incurred as a result of such breach provided that the indemnity contained in this clause 10 shall be without prejudice to any other rights and remedies available to the Purchaser;

11     COSTS

The Purchaser shall pay for all the due diligence costs, not exceeding HK$50,000, including auditing and valuation appraisal costs, fairness opinion letter, legal costs, and expenses and other incidental costs and disbursements in relation to the negotiations leading up to the purchase of the Sale Shares and to the preparation, execution and carrying into effect of this Agreement. The costs exceeding the amount of HK$50,000 shall be borne equally by the Seller and the Purchaser.

12     COMPLETE AGREEMENT

This Agreement represents the entire and complete agreement between the parties in relation to the subject matter hereof and supersedes any previous agreement whether written or oral in relation thereto. No variations to this Agreement shall be effective unless made or confirmed in writing and signed by all the parties hereto.

13     SEVERABILITY

In the event that any provision of this Agreement is held to be unenforceable, illegal or invalid by any court of competent jurisdiction, the validity, legality or enforceability of the remaining provisions shall not be affected nor shall any subsequent application of such provisions be affected. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

14     COUNTERPARTS

This Agreement may be executed in counterparts with the same force and effect as if executed on a single document and all such counterparts shall constitute one and the same instrument.

15     NOTICES

Any notice required to be given under this Agreement shall be sufficiently given if delivered in person, forwarded by registered post or sent by overnight international couriers or facsimile transmission to the relevant party at its address, or fax number set out below (or such other address as the addressee has by five days prior written notice specified to the other parties) :

           To the Purchaser  :
           Victor Tong, President
           PacificNet Strategic Investment Holdings Limited and PacificNet Inc. Room 2710, Hong Kong Plaza, 188 Connaught Road West, Hong Kong.
           Tel: +852-28762900
           Fax: +852-28590900

           To the Company:
           Attn:      Mr. Shek, Hiu Hung, CEO & President
                      Cheer Era Limited ("chinese characters here")
           Flat C, 19/F, Mai Wah Industrial Building, 1-7 Wah Sing Street, Kwai Chung, N.T., Hong Kong

           To the Seller:
           Attn:      Mr. Shek, Hiu Hung
                      Apex Legend Limited
         Flat C, 19/F, Mai Wah Industrial Building, 1-7 Wah Sing Street, Kwai Chung, N.T., Hong Kong

           To the Warrantor:
           Attn:      Mr. Shek, Hiu Hung
                      Mr. CHENG, Wai Shun Wilson
         Flat C, 19/F, Mai Wah Industrial Building, 1-7 Wah Sing Street, Kwai Chung, N.T., Hong Kong

16     SETTLEMENT OF DISPUTES

16.1 The formation of this Agreement and its Appendices and related agreements, and the validity, interpretation, performance and settlement of disputes thereof shall be governed by the laws of the Hong Kong SAR.

16.2 Any disputes arising out of or in connection with this Agreement shall be resolved through friendly consultations by the Parties; if no agreement can be reached through consultations within thirty (30) days after the occurrence of such dispute, either Party shall have the right to submit such dispute to the International Economic and Trade Arbitration Commission Hong Kong Branch for arbitration in Hong Kong in accordance with its procedures of arbitration. The arbitral award shall be final and binding upon both Parties.

17     GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

            IN WITNESS WHEREOF, each of the Purchaser, the Company, the Company, the Seller, and the Warrantor has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.


THE PURCHASER:  PACIFICNET STRATEGIC INVESTMENT HOLDINGS LIMITED AND
                PACIFICNET INC.



                        By:          /s/ Victor Tong
                                     ------------------------------------------
                        Name:        Victor Tong
                        Title:       President



THE COMPANY:  CHEER ERA LIMITED ("chinese characters here")


                        By:          /s/ Shek, Hiu Hung
                                     ------------------------------------------
                        Name:        Mr. Shek, Hiu Hung
                        Title:       President & CEO


THE SELLER:



                        By:          /s/ Cheng, Wai Shun Wilson
                                     ------------------------------------------
                        Name:        Mr. CHENG, Wai Shun Wilson
                                     APEX LEGEND LIMITED



THE WARRANTOR:


                        By:          /s/ Shek, Hiu Hung
                                     ------------------------------------------
                        Name:        Mr. Shek, Hiu Hung

                        By:          /s/ Cheng, Wai-Shun Wilson
                                     ------------------------------------------
                        Name:        Mr. CHENG, Wai Shun Wilson

SCHEDULE 1


PART I
THE COMPANY, COMPANY SHAREHOLDER, AND SHARES

Company Name: Cheer Era Limited ("chinese characters here")

Name of Shareholder (3)           Number of Shares held by the Shareholder (800)
-----------------------           ----------------------------------------------


Apex Legend Limited               800



       PART II
       THE SUBSCRIPTION SHARES

Number of the Subscription Shares:                        200

       SCHEDULE 2

       PART I
       THE COMPANY


NAME                        :         Cheer Era Limited
                                      ("chinese characters here")

INCORPORATED IN             :         Hong Kong SAR

AUTHORIZED SHARE CAPITAL    :         10,000 HKD

NO. ISSUED SHARES           :         800 SHARES
NOMINAL SHARE VALUE         :         1 HKD
ISSUED SHARE CAPITAL        :         800 HKD

REGISTERED OFFICE           :         Flat C, 19/F, Mai Wah Industrial Building,
                                      1-7 Wah Sing Street, Kwai Chung, N.T.,
                                      Hong Kong

BENEFICIAL SHAREHOLDERS     :         Apex Legend Limited

REGISTERED SHAREHOLDERS     :         Apex Legend Limited

DIRECTORS                   :         Sung, Sau Chun (HK ID: H315821(9))
                                      Shek, Hui Hung (HK ID: H448226(5))
                                      CHENG, WAI SHUN WILSON (HK ID: D631835(6))

       PART II
       Apex Legend Limited

NAME                        :         Apex Legend Limited

INCORPORATED IN             :         British Virgin Islands

AUTHORIZED SHARE CAPITAL    :         US$50,000.00

NO. ISSUED SHARES           :         100 SHARES
NOMINAL SHARE VALUE         :         US$1
ISSUED SHARE CAPITAL        :         US$100

REGISTERED OFFICE           :         Beaufort House
                                      P.O. Box 438, Road Town,
                                      Tortola, British Virgin Islands

BENEFICIAL SHAREHOLDERS     :         Cheng, Wai Shun Wilson
                                      Shek, Hiu Hung
                                      Sung Sau Chun
                                      Leung, Ching Yuen Ronald

REGISTERED SHAREHOLDERS     :         Sung, Sau Chun
                                      Cheng, Wai Shun Wilson

DIRECTORS                   :         Sung, Sau Chun
                                      Cheng, Wai Shun Wilson



       Apex Legend Limited SHAREHOLDERS

Company Name:  APEX LEGEND LIMITED

Name of Shareholder (2)            Number of Shares held by the Shareholder (85)
-----------------------            ---------------------------------------------
Sung, Sau Chun                     70
Cheng, Wai Shun Wilson             30





                                      -17-